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As filed with the Securities and Exchange Commission on July 24, 2003

Registration No. 333-104928

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RIVERWOOD HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	2631	58-2205241
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Edward W. Stroetz, Jr., Esq.
Secretary
Riverwood Holding, Inc.
814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Paul S. Bird, Esq. Debevoise & Plimpton 919 Third Avenue New York, New York 10022 (212) 909-6000	Jill B.W. Sisson, Esq. General Counsel and Secretary Graphic Packaging International Corporation 4455 Table Mountain Drive Golden, Colorado 80403 (303) 215-4600	W. Dean Salter, Esq. Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203 (303) 861-7000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective and the satisfaction or waiver of all other conditions to the merger of Graphic Packaging International Corporation, or Graphic, with and into a wholly owned subsidiary of the registrant pursuant to the Agreement and Plan of Merger, dated as of March 25, 2003, as amended, or the merger agreement, attached as Annex A to the proxy statement/prospectus forming part of this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-104928) includes supplemental information which will be mailed to the stockholders of Graphic Packaging International Corporation on or about July 24, 2003.

i

RIVERWOOD HOLDING, INC.
GRAPHIC PACKAGING INTERNATIONAL CORPORATION

SUPPLEMENT DATED JULY 24, 2003
TO PROXY STATEMENT/PROSPECTUS DATED JULY 17, 2003

        Riverwood Holding, Inc and Graphic Packaging International Corporation wish to supplement information contained in the proxy statement/prospectus, dated July 17, 2003, mailed to the stockholders of Graphic Packaging International Corporation on or about July 18, 2003, in connection with the special meeting to be held August 7, 2003, as follows (all terms not defined herein having the meanings set forth in the proxy statement/prospectus):

A. Recent Operating Results of Riverwood

        Riverwood had net sales of $338.6 million in the second quarter of 2003, an increase of 1.2% compared to $334.4 million in the prior-year period, resulting primarily from the positive impact of foreign currency exchange rates. This increase was somewhat offset by lower pricing in North American beverage markets and lower volumes in Riverwood's international consumer products markets, both driven primarily by increased market competitiveness. Income from operations in the second quarter of 2003 of $29.2 million was down $11.1 million from income from operations in the second quarter of 2002 of $40.2 million. This decrease was due primarily to lower pricing in North American beverage markets as a result of increased beverage market competitiveness, lower-margin product mix in Riverwood's North American beverage markets, higher energy costs and higher non-cash pension costs due to unfavorable market conditions and recently renewed union contracts. These decreases were somewhat offset by worldwide cost reductions.

Coated Board

        Riverwood's total coated board net sales were $319.1 million in the second quarter of 2003, an increase of 1.1% from $315.8 million for the prior-year-period. This improvement was primarily due to the positive impact of foreign currency exchange rates. This increase was somewhat offset by lower pricing in the North American beverage markets and lower volumes in Riverwood's international consumer products market, both primarily as a result of increased market competitiveness. Income from operations in the coated board segment decreased by $7.8 million, or 15.4%, to $43.1 million in the second quarter of 2003 from $51.0 million in the second quarter of 2002 due primarily to lower pricing in North American beverage markets, lower-margin product mix in Riverwood's North American beverage markets, higher energy costs and higher non-cash pension costs, somewhat offset by higher net sales and worldwide cost reductions.

Containerboard

        Riverwood's containerboard net sales were $19.5 million in the second quarter of 2003, up from $18.7 million for the same period a year ago primarily as a result of higher linerboard volumes offset by lower medium volumes and pricing due to a slight downturn in medium markets. Income from operations in the containerboard segment decreased by $1.5 million, or 31.0%, to a loss of $6.4 million in the second quarter of 2003 from a loss of $4.9 million in the second quarter of 2002 due principally to lower medium pricing as a result of a slight downturn in medium market conditions.

Credit Agreement EBITDA

        Credit Agreement EBITDA for the second quarter of 2003 was $67.2 million in the second quarter of 2003 compared to $78.5 million in the prior-year period.

	Three Months Ended June 30, 2003 (unaudited)	Three Months Ended June 30, 2002 (unaudited)
Net (Loss)	$(6,413)	$(9,685)
Income Tax Expense	2,398	998
Interest Expense, Net	33,711	37,756
Depreciation and Amortization	30,868	32,585
Equity in Net Earnings of Affiliates	(503)	(332)
Other non-cash charges (A)	6,426	5,685
Dividends from equity investments	664	11,509

Credit Agreement EBITDA (B)	$67,151	$78,516

(A)
Other non-cash charges include non-cash charges for pension, postretirement and postemployment benefits, and amortization of premiums on hedging contracts deducted in determining net income.

(B)
Credit Agreement EBITDA is calculated in accordance with the definitions contained in Riverwood's existing senior secured credit agreement. Credit Agreement EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the March 1996 merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates.

        Credit Agreement EBITDA as presented above is a financial measure that is used in Riverwood's existing senior secured credit agreement. Credit Agreement EBITDA is not a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity. Credit Agreement EBITDA differs from the term "EBITDA" (earnings before interest expense, income tax expense, and depreciation and amortization) as it is commonly used. In addition to adjusting net income to exclude interest expense, income tax expense, and depreciation and amortization, Credit Agreement EBITDA also adjusts net income by excluding certain other items and expenses, as specified above. Riverwood is required under its senior secured credit agreement to comply with a specified debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to interest expense ratio for specified periods. The specific ratios are set out in the proxy statement/prospectus under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources." Borrowings under the senior secured credit agreement are a key source of Riverwood's liquidity. Riverwood's ability to borrow under the senior secured credit agreement is dependent on, among other things, its compliance with the financial ratio covenants referred to above. Failure to comply with these financial ratio covenants would result in a violation of the senior secured credit agreement and, absent a waiver or amendment from the lenders under such agreement, permit the acceleration of all outstanding borrowings under the senior secured credit agreement.

RIVERWOOD HOLDING, INC.

UNAUDITED RESULTS OF OPERATIONS
(in thousands of dollars)

	Three Months Ended June 30, 2003	% Increase (Decrease) From Prior Year	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	% Increase (Decrease) From Prior Year	Six Months Ended June 30, 2002
Net Sales (Segment Data)
Coated Board	$319,130	1.1%	$315,753	$595,042	1.2%	$587,779
Containerboard	19,477	4.3	18,675	41,591	9.9	37,833

Net Sales	338,607	1.2	334,428	636,633	1.8	625,612
Cost of Sales	276,290	6.3	259,817	516,179	4.6	493,672

Gross Profit	62,317	(16.5)	74,611	120,454	(8.7)	131,940
Selling, General & Admin	30,832	(2.5)	31,610	60,702	2.5	59,225
Research & Development	1,903	66.1	1,146	3,370	36.9	2,461
Other Expense (Income), Net	389	(75.9)	1,609	2,266	N/A	(861)

Income from Operations	$29,193	(27.5)	$40,246	$54,116	(23.9)	$71,115

Income from Operations (Segment Data)
Coated Board	$43,132	(15.4)%	$50,957	$82,012	(13.8)%	$95,095
Containerboard	(6,404)	(31.0)	(4,888)	(13,081)	0.6	(13,164)
Corporate and Eliminations	(7,535)	(29.4)	(5,823)	(14,815)	(37.0)	(10,816)

Income from Operations	$29,193	(27.5)	$40,246	$54,116	(23.9)	$71,115

Margins by Segment
Coated Board
Net Sales	$319,130	1.1%	$315,753	$595,042	1.2%	$587,779
Cost of Sales	251,339	5.8	237,635	463,558	4.1	445,104

Gross Profit	$67,791	(13.2)	$78,118	$131,484	(7.8)	$142,675

Gross Profit Percentage	21.2%		24.7%	22.1%		24.3%

Containerboard
Net Sales	$19,477	4.3%	$18,675	$41,591	9.9%	$37,833
Cost of Sales	24,951	12.5	22,182	52,621	8.3	48,568

Gross Profit	$(5,474)	(56.1)	$(3,507)	$(11,030)	(2.7)	$(10,735)

Gross Profit Percentage	(28.1)%		(18.8)%	(26.5)%		(28.4)%

OTHER DATA
Capital Expenditures	$28,053	157.4%	$10,900	$47,635	105.5%	$23,182
Depreciation and Amortization	$30,868	(5.3)	$32,585	$62,029	(4.1)	$64,688
Interest Expense	$33,818	(11.9)	$38,369	$67,798	(12.4)	$77,429
Shipments (in thousands of tons)
Coated Board
Carrierboard	186.8	(0.3)%	187.4	339.2	(0.8)%	342.1
Cartonboard	89.1	(6.3)	95.1	179.1	(2.8)	184.2
White Lined Chip Board	38.7	(0.3)	38.8	81.7	4.6	78.1
Containerboard	57.3	3.2	55.5	122.4	8.3	113.0
Other	2.3	(53.1)	4.9	5.9	(48.2)	11.4

Total Shipments	374.2	(2.0)	381.7	728.3	(0.1)	728.8

Net (Loss)	$(6,413)	33.8%	$(9,685)	$(16,179)	7.0%	$(17,402)

B. Recent Operating Results of Graphic

        Graphic reported a net loss attributable to common shareholders of $0.8 million ($0.02 per diluted share) for the second quarter of 2003, compared to net income of $0.3 million ($0.01 per diluted share) for the same period of 2002. The net loss attributable to common shareholders for the six months ended June 30, 2003 was $3.3 million ($0.10 per diluted share) compared to a net loss attributable to common shareholders of $186.8 million ($5.76 per diluted share) for the same period of 2002.

        The reported results include merger and acquisition transaction costs, net of tax, of $0.8 million ($0.02 per diluted share) for the second quarter and $2.4 million ($0.07 per diluted share) for the first six months of 2003. Results for the first six months of 2002 include a loss on the early extinguishment of debt of $9.6 million ($0.30 per diluted share) net of tax, as well as a $180.0 million ($5.55 per diluted share) goodwill impairment charge net of tax, when Graphic adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets".

        Net sales for the second quarter of 2003 were $275.0 million, an increase of 5.4% from the previous quarter and 4.2% higher than the second quarter of 2002. Net sales were $260.9 million and $263.9 million for the first quarter of 2003 and second quarter of 2002, respectively. Net sales for the first six months of 2003 were $535.9 million compared to $527.6 million for the same period of 2002. The improvement in sales is attributed to stronger demand from the dry and frozen food sectors, the addition of new customer business, and sales from the March 2003 acquisition of the assets of J.D. Cahill Co., Inc.

        Market prices for several grades of paperboard increased during the second quarter, including coated recycled paperboard that increased $40 per ton, from $625 per ton in March to $665 per ton in June. Graphic, in most cases, has the opportunity to pass market-related paperboard price changes through to its customers, although the full effect of such adjustments typically lag the market price change by several months.

        Gross margin of 11.8% for the second quarter of 2003 was an improvement from 11.0% during the first quarter of the year, but down from 12.5% during the second quarter of 2002. Fiber costs due to market price fluctuation had a negative impact on operating earnings of $0.5 million compared to the first quarter of 2003 and $1.6 million compared to the second quarter of 2002. Energy costs due to market price fluctuation at the Kalamazoo mill were favorable by $0.4 million compared to the first quarter, but $0.4 million unfavorable compared to the second quarter of last year.

        Selling, general and administrative expenses of $18.5 million, excluding expenses related to merger and acquisition transactions, increased by $1.8 million from the first quarter. The quarter-on-quarter increase relates to additional overhead expenses from the acquired J.D. Cahill business, additional legal expenses associated with litigation and patent activity, increased marketing efforts, and other general administrative spending. Increases from the previous year, in addition to those listed above, include additional depreciation and other expenses related to Graphic's information systems that had been placed in service during 2002 as well as changes in benefit plan expenses.

        Interest expense was higher during the second quarter of 2003 compared to the previous quarter due to higher average daily debt balances as a result of the acquisition of the J.D. Cahill Co., Inc. assets, partially offset by slightly lower interest rates. Interest expense was significantly lower than the second quarter of 2002 due to lower interest rates, lower borrowings, and the absence of unfavorable interest rate swap agreements that were in place during most of 2002.

        Working capital was reduced by $6.1 million compared to the balances at the end of the first quarter of 2003, and $2.7 million compared to balances at the end of 2002. Net debt, defined as total debt less cash, decreased $14.2 million during the second quarter, from $482.4 million to $468.2 million. Capital spending was $9.4 million for the second quarter and $14.0 million for the first six months of 2003, excluding the purchase of the assets of J.D. Cahill Co., Inc. for $18.1 million during the first quarter of 2003.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three months ended			Six months ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Net sales	$274,994	$260,883	$263,917	$535,877	$527,641
Cost of goods sold	242,527	232,174	231,022	474,701	460,454

Gross profit	32,467	28,709	32,895	61,176	67,187
Selling, general and administrative expense	18,483	16,668	15,808	35,151	30,695
Merger and acquisition transaction costs	1,331	2,698	—	4,029	—

Operating income	12,653	9,343	17,087	21,996	36,492
Interest expense	(9,697)	(9,416)	(12,453)	(19,113)	(23,749)
Loss on early extinguishment of debt	—	—	—	—	(15,766)

Income (loss) before income taxes and cumulative effect of change in accounting principle	2,956	(73)	4,634	2,883	(3,023)
Income tax (expense) benefit	(1,212)	30	(1,808)	(1,182)	1,178

Income (loss) before cumulative effect of change in accounting principle	1,744	(43)	2,826	1,701	(1,845)
Cumulative effect of change in goodwill accounting, net of tax of $0	—	—	—	—	(180,000)

Net income (loss)	1,744	(43)	2,826	1,701	(181,845)
Preferred stock dividends declared	(2,500)	(2,500)	(2,500)	(5,000)	(5,000)

Net income (loss) attributable to common shareholders	$(756)	$(2,543)	$326	$(3,299)	$(186,845)

Net income (loss) attributable to common shareholders per basic and diluted share:
Before cumulative change in accounting principle	$(0.02)	$(0.08)	$0.01	$(0.10)	$(0.21)
Cumulative effect of change in goodwill accounting	—	—	—	—	(5.55)

	$(0.02)	$(0.08)	$0.01	$(0.10)	$(5.76)

Weighted average shares outstanding—basic	33,709	33,574	32,567	33,648	32,456

Weighted average shares outstanding—diluted	33,709	33,574	34,093	33,648	32,456

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Cash and cash equivalents	$6,959	$28,626
Accounts receivable	76,899	63,546
Inventories	100,371	87,243
Other assets	22,589	21,686

Total current assets	206,818	201,101
Properties, net	399,248	410,592
Goodwill, net	391,803	379,696
Other assets	28,099	29,477

Total assets	$1,025,968	$1,020,866

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$3,626	$3,432
Accounts payable	93,673	82,106
Other current liabilities	66,076	69,451

Total current liabilities	163,375	154,989
Long-term debt	471,512	474,899
Other long-term liabilities	85,980	83,940

Total liabilities	720,867	713,828
Shareholders' equity	305,101	307,038

Total liabilities and shareholders' equity	$1,025,968	$1,020,866

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Three months ended			Six months ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Cash flows from operating activities:
Net income (loss)	$1,744	$(43)	$2,826	$1,701	$(181,845)
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill impairment charge	—	—	—	—	180,000
Loss on early extinguishment of debt	—	—	—	—	15,766
Depreciation	15,776	15,425	15,487	31,201	30,716
Amortization of debt issuance costs	582	570	577	1,152	1,945
Change in current assets and current liabilities and other	8,024	(23,605)	6,844	(15,581)	(6,183)

Net cash provided by (used in) operating activities	26,126	(7,653)	25,734	18,473	40,399

Cash flows from investing activities:
Capital expenditures	(9,416)	(4,540)	(8,254)	(13,956)	(15,454)
Acquisition of J.D. Cahill Co. assets	—	(18,088)	—	(18,088)	—

Net cash used in investing activities	(9,416)	(22,628)	(8,254)	(32,044)	(15,454)

Cash flows provided by (used in) financing activities	(14,779)	6,683	(17,770)	(8,096)	(26,729)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	1,931	(23,598)	(290)	(21,667)	(1,784)
Balance at beginning of period	5,028	28,626	5,272	28,626	6,766

Balance at end of period	$6,959	$5,028	$4,982	$6,959	$4,982

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        The combined company's certificate of incorporation provides for the indemnification of directors, officers and employees to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the certificate of incorporation provides that the combined company's directors shall have no personal liability to the combined company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the combined company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

        The combined company's by-laws provide for the indemnification of all current and former directors and all current or former officers to the fullest extent permitted by the DGCL.

        The combined company will enter into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) Exhibits.

        The following exhibits are included as exhibits to this Registration Statement. Those exhibits below incorporated by reference herein are indicated as such by the information supplied after this exhibit. If no such information appears after an exhibit, such exhibit is filed herewith unless otherwise indicated.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 25, 2003, among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation. Attached as Annex A to the proxy statement/prospectus which forms a part of this registration statement, and incorporated herein by reference.
2.2
Amendment No. 1 to Agreement and Plan of Merger, dated as of July 11, 2003, among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation. Attached as Annex A to the proxy statement/prospectus which forms a part of this registration statement, and incorporated herein by reference.
2.3
Voting Agreement, dated as of March 25, 2003, between Riverwood Holding, Inc. and the persons listed on the signature pages thereof. Attached as Annex B to the proxy statement/prospectus which forms a part of this registration statement, and incorporated herein by reference.
2.4
Amendment No. 1 to Voting Agreement, dated as of July 11, 2003, between Riverwood Holding, Inc. and the persons listed on the signature pages thereof. Attached as Annex B to the proxy statement/prospectus which forms a part of this registration statement, and incorporated herein by reference.
3.1	Form of Restated Certificate of Incorporation of Riverwood Holding, Inc.†
3.2	Form of Amended and Restated By-Laws of Riverwood Holding, Inc.†
4.1	Form of Certificate for the Common Stock, par value $0.01 per share.†
4.2	Form of Rights Agreement between Riverwood Holding, Inc. and Wells Fargo Bank Minnesota, N.A.†
4.3
Amended and Restated Credit Agreement, dated as of August 10, 2001, among Riverwood International Corporation, the several banks and other financial institutions from time to time parties thereto, Deutsche Banc Alex Brown, Inc., as syndication agent, and Chase Manhattan Bank, as administrative agent. Filed as Exhibit 4.4 to Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed August 14, 2001 (Commission File No. 1-11113), and incorporated herein by reference.
4.4
Amendment No. 1 and Waiver, dated as of April 23, 2002, among Riverwood International Corporation, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, as administrative agent.†
4.5
Indenture, dated March 27, 1996, among RIC Holding, Inc., Riverwood Holding, Inc., CDRO Acquisition Corporation and Fleet National Bank of Connecticut, as trustee, relating to the 10 1/4% Senior Notes due 2006 of Riverwood International Corporation, together with the First Supplemental Indenture and the Second Supplemental Indenture thereto. Filed as Exhibit 4.6 to RIC Holding, Inc.'s Annual Report on Form 10-K filed April 16, 1996 (Commission File No. 1-11113), and incorporated herein by reference.

4.6
Indenture, dated March 27, 1996, among RIC Holding, Inc., Riverwood Holding, Inc., CDRO Acquisition Corporation and Fleet National Bank of Massachusetts, as trustee, relating to the 10 7/8% Senior Subordinated Notes due 2008 of Riverwood International Corporation, together with the First Supplemental Indenture and the Second Supplemental Indenture thereto. Filed as Exhibit 4.7 to RIC Holding, Inc.'s Annual Report on Form 10-K filed April 16, 1996 (Commission File No. 1-11113), and incorporated herein by reference.
4.7
Indenture, dated as of July 28, 1997, among Riverwood International Corporation, RIC Holding, Inc., Riverwood Holding, Inc. and State Street Bank and Trust Company, as trustee, relating to the 10 5/8% Senior Notes due 2007 of Riverwood International Corporation. Filed as Exhibit 4.1 to the Registration Statement on Form S-4 (Registration No. 333-33499) of Riverwood International Corporation, Riverwood Holding, Inc. and RIC Holding, Inc. under the Securities Act of 1933, as amended, and incorporated herein by reference.
4.8
Indenture, dated June 21, 2001, among Riverwood International Corporation, RIC Holding Inc., Riverwood Holding, Inc. and State Street Bank and Trust Company, as trustee, relating to the 10 5/8% Senior Notes due 2007 of Riverwood International Corporation. Filed as Exhibit 4.1 to the Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed August 14, 2001 (Commission File No. 1-11113), and incorporated herein by reference.
5.1	Opinion of Debevoise & Plimpton.†
8.1	Tax Opinion of Holme Roberts & Owen LLP.†
10.1
Amended and Restated Registration Rights Agreement, dated as of March 25, 2003, among Riverwood Holding, Inc. the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A., and the Other Riverwood Stockholders named therein.†
10.2	Stockholders Agreement, dated as of March 25, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.†
10.3
Amendment No. 1 to Stockholders Agreement, dated as of April 29, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.†
10.4
Amendment No. 2 to Stockholders Agreement, dated as of June 12, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.†
10.5	Transfer Restrictions and Observation Rights Agreement, dated as of March 25, 2003, among Riverwood Holding, Inc. and the Other Riverwood Stockholders named therein.†
10.6
Wood Products Supply Agreement, dated as of October 18, 1996, between Plum Creek Timber Company, L.P. and Riverwood International Corporation, including annexes. Filed as Exhibit 10.1 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.

10.7
Form of Investor Stock Subscription Agreement, between Riverwood Holding, Inc. (formerly named New River Holding, Inc.) and each of the investors named on the schedule thereto. Filed as Exhibit 10.6 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.8
Form of Management Stock Subscription Agreement between New River Holding, Inc. (renamed Riverwood Holding, Inc.) and the purchasers named therein. Filed as Exhibit 10.4 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.9
Form of Management Stock Option Agreement between New River Holding, Inc. (renamed Riverwood Holding, Inc.) and the grantees named therein. Filed as Exhibit 10.5 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.10
Riverwood Holding, Inc. Stock Incentive Plan. Filed as Exhibit 10.10 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.11
Indemnification Agreement, dated as of March 27, 1996, among Riverwood Holding, Inc., RIC Holding, Inc., Riverwood International Corporation, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership.†
10.12	Consulting Agreement, dated as of March 27, 1996, among Riverwood Holding, Inc., RIC Holding, Inc., Riverwood International Corporation and Clayton, Dubilier & Rice, Inc.†
10.13
Management Stock Option Agreement, dated as of January 1, 2002, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.18 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.14
Management Stock Option Agreement, dated as of September 30, 2002, between Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.21 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.15
Form of Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan. Filed as Exhibit 10.15 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.16	2003 Riverwood Holding, Inc. Long-Term Incentive Plan.†
10.17	2003 Riverwood Holding, Inc. Directors Stock Incentive Plan.†
10.18
Riverwood Holding, Inc. 2002 Stock Incentive Plan. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.

10.19
Agreement, dated as of November 18, 1999, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.18 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.20	Second Amended and Restated Employment Agreement, dated March 25, 2003, among Riverwood International Corporation, Riverwood Holding, Inc. and Stephen M. Humphrey.†
10.21
Amended and Restated Employment Agreement, dated as of January 1, 2002, among Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.10 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.22
Amendment No. 1, dated as of December 19, 2001, between Stephen M. Humphrey and Riverwood International Corporation, to the Promissory Note, dated November 18, 1999, by Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 11, 2002 (Commission File No. 1-11113), and incorporated herein by reference.
10.23
Promissory Note, dated as of November 18, 1999, by Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.24
Management Stock Option Agreement, dated as of March 31, 1997, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.2 to Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed May 9, 1997 (Commission File No. 1-11113), and incorporated herein by reference.
10.25
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and Jeffrey H. Coors.†
10.26
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and David Scheible.†
10.27
Employment Agreement, dated as of September 1, 1998, among Riverwood International Corporation, Riverwood Holding, Inc and Daniel J. Blount. Filed as Exhibit 10.16 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.28
Employment Agreement, dated as of November 1, 1998, among Riverwood International Corporation, Riverwood Holding, Inc. and Steven D. Saucier. Filed as Exhibit 10.17 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.29
Amendment to Employment Agreement, dated as of March 18, 2003, between Riverwood Holding, Inc. Riverwood International Corporation, and Steven D. Saucier. Filed as Exhibit 10.22 to Riverwood Holding Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113) and incorporated herein by reference.

10.30
Employment Agreement, dated as of May 1, 2001, among Riverwood International Corporation, Riverwood Holding, Inc. and Wayne E. Juby. Filed as Exhibit 10.20 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 11, 2002 (Commission File No. 1-11113), and incorporated herein by reference.
10.31
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and Donald W. Sturdivant.†
10.32
Employment Agreement, dated as of September 30, 2002, among Riverwood International Corporation, Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.20 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.33
Management Stock Option Agreement, dated as of September 30, 2002, between Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.22 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
16.1
Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated June 11, 2002. Filed as Exhibit 16.1 to Riverwood Holding, Inc.'s Current Report on Form 8-K filed June 12, 2002 (Commission File No. 1-11113), and incorporated herein by reference.
18.1
Letter Re: Change in Accounting Principles. Filed as Exhibit 10.23 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
21.1	List of subsidiaries. Filed as Exhibit 21 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
23.1	Consent of PricewaterhouseCoopers LLP (for Riverwood Holding, Inc.).
23.2	Consent of PricewaterhouseCoopers LLP (for Graphic Packaging International Corporation).
23.3	Consent of Deloitte & Touche LLP.†
23.4	Consent of Debevoise & Plimpton (included in Exhibit 5.1).†
23.5	Consent of Holme Roberts & Owen LLP (included in Exhibit 8.1).†
24.1	Power of Attorney (included on the signature page to this registration statement filed on May 2, 2003).†
99.1	Opinion of Credit Suisse First Boston LLC. Attached as Annex C to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.
99.2	Opinion of Morgan Stanley & Co. Incorporated. Attached as Annex D to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.
99.3	Form of proxy card.†

99.4	Consent of Credit Suisse First Boston LLC.†
99.5	Consent of Morgan Stanley & Co. Incorporated.†

†
Previously filed

        (b) Financial Statement Schedules.

    No financial statement schedules are required to be filed herewith pursuant to this Item.

ITEM 22. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (5)   That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on July 24, 2003.

RIVERWOOD HOLDING, INC.
By:	/s/ STEPHEN M. HUMPHREY NAME: STEPHEN M. HUMPHREY TITLE: PRESIDENT AND CHIEF EXECUTIVE OFFICER

        Pursuant to the requirements of this Securities Act of 1933, this Post-Effective Amendment No. 1 to this registration statement has been signed on July 24, 2003 by the following persons in the capacities indicated.

* B. Charles Ames	Chairman of the Board of Directors
/s/ STEPHEN M. HUMPHREY Stephen M. Humphrey	President, Chief Executive Officer and Director (Principal Executive Officer)
* Daniel J. Blount	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Kevin J. Conway	Director
* Leon J. Hendrix, Jr.	Director
* Hubbard C. Howe	Director
* Alberto Cribiore	Director
* Brian J. Richmand	Director

* Lawrence C. Tucker	Director
* Samuel M. Mencoff	Director
* John R. Miller	Director
* G. Andrea Botta	Director
* Gianluigi Gabetti	Director
* Martin D. Walker	Director

*By:	/s/ EDWARD W. STROETZ, JR. Edward W. Stroetz, Jr. Attorney-In-Fact, pursuant to Power of Attorney, dated May 2, 2003

Exhibit Index

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 25, 2003, among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation. Attached as Annex A to the proxy statement/prospectus which forms a part of this registration statement, and incorporated herein by reference.
2.2
Amendment No. 1 to Agreement and Plan of Merger, dated as of July 11, 2003, among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation. Attached as Annex A to the proxy statement/prospectus which forms a part of this registration statement, and incorporated herein by reference.
2.3
Voting Agreement, dated as of March 25, 2003, between Riverwood Holding, Inc. and the persons listed on the signature pages thereof. Attached as Annex B to the proxy statement/prospectus which forms a part of this registration statement, and incorporated herein by reference.
2.4
Amendment No. 1 to Voting Agreement, dated as of July 11, 2003, between Riverwood Holding, Inc. and the persons listed on the signature pages thereof. Attached as Annex B to the proxy statement/prospectus which forms a part of this registration statement, and incorporated herein by reference.
3.1	Form of Restated Certificate of Incorporation of Riverwood Holding, Inc.†
3.2	Form of Amended and Restated By-Laws of Riverwood Holding, Inc.†
4.1	Form of Certificate for the Common Stock, par value $0.01 per share.†
4.2	Form of Rights Agreement between Riverwood Holding, Inc. and Wells Fargo Bank Minnesota, N.A.†
4.3
Amended and Restated Credit Agreement, dated as of August 10, 2001, among Riverwood International Corporation, the several banks and other financial institutions from time to time parties thereto, Deutsche Banc Alex Brown, Inc., as syndication agent, and Chase Manhattan Bank, as administrative agent. Filed as Exhibit 4.4 to Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed August 14, 2001 (Commission File No. 1-11113), and incorporated herein by reference.
4.4
Amendment No. 1 and Waiver, dated as of April 23, 2002, among Riverwood International Corporation, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, as administrative agent.†
4.5
Indenture, dated March 27, 1996, among RIC Holding, Inc., Riverwood Holding, Inc., CDRO Acquisition Corporation and Fleet National Bank of Connecticut, as trustee, relating to the 10 1/4% Senior Notes due 2006 of Riverwood International Corporation, together with the First Supplemental Indenture and the Second Supplemental Indenture thereto. Filed as Exhibit 4.6 to RIC Holding, Inc.'s Annual Report on Form 10-K filed April 16, 1996 (Commission File No. 1-11113), and incorporated herein by reference.
4.6
Indenture, dated March 27, 1996, among RIC Holding, Inc., Riverwood Holding, Inc., CDRO Acquisition Corporation and Fleet National Bank of Massachusetts, as trustee, relating to the 10 7/8% Senior Subordinated Notes due 2008 of Riverwood International Corporation, together with the First Supplemental Indenture and the Second Supplemental Indenture thereto. Filed as Exhibit 4.7 to RIC Holding, Inc.'s Annual Report on Form 10-K filed April 16, 1996 (Commission File No. 1-11113), and incorporated herein by reference.

4.7
Indenture, dated as of July 28, 1997, among Riverwood International Corporation, RIC Holding, Inc., Riverwood Holding, Inc. and State Street Bank and Trust Company, as trustee, relating to the 10 5/8% Senior Notes due 2007 of Riverwood International Corporation. Filed as Exhibit 4.1 to the Registration Statement on Form S-4 (Registration No. 333-33499) of Riverwood International Corporation, Riverwood Holding, Inc. and RIC Holding, Inc. under the Securities Act of 1933, as amended, and incorporated herein by reference.
4.8
Indenture, dated June 21, 2001, among Riverwood International Corporation, RIC Holding Inc., Riverwood Holding, Inc. and State Street Bank and Trust Company, as trustee, relating to the 10 5/8% Senior Notes due 2007 of Riverwood International Corporation. Filed as Exhibit 4.1 to the Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed August 14, 2001 (Commission File No. 1-11113), and incorporated herein by reference.
5.1	Opinion of Debevoise & Plimpton.†
8.1	Tax Opinion of Holme Roberts & Owen LLP.†
10.1
Amended and Restated Registration Rights Agreement, dated as of March 25, 2003, among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A., and the Other Riverwood Stockholders named therein.†
10.2	Stockholders Agreement, dated as of March 25, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.†
10.3
Amendment No. 1 to Stockholders Agreement, dated as of April 29, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.†
10.4
Amendment No. 2 to Stockholders Agreement, dated as of June 12, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.†
10.5	Transfer Restrictions and Observation Rights Agreement, dated as of March 25, 2003, among Riverwood Holding, Inc. and the Other Riverwood Stockholders named therein.†
10.6
Wood Products Supply Agreement, dated as of October 18, 1996, between Plum Creek Timber Company, L.P. and Riverwood International Corporation, including annexes. Filed as Exhibit 10.1 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.7
Form of Investor Stock Subscription Agreement, between Riverwood Holding, Inc. (formerly named New River Holding, Inc.) and each of the investors named on the schedule thereto. Filed as Exhibit 10.6 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.8
Form of Management Stock Subscription Agreement between New River Holding, Inc. (renamed Riverwood Holding, Inc.) and the purchasers named therein. Filed as Exhibit 10.4 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.

10.9
Form of Management Stock Option Agreement between New River Holding, Inc. (renamed Riverwood Holding, Inc.) and the grantees named therein. Filed as Exhibit 10.5 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.10
Riverwood Holding, Inc. Stock Incentive Plan. Filed as Exhibit 10.10 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.11
Indemnification Agreement, dated as of March 27, 1996, among Riverwood Holding, Inc., RIC Holding, Inc., Riverwood International Corporation, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership.†
10.12	Consulting Agreement, dated as of March 27, 1996, among Riverwood Holding, Inc., RIC Holding, Inc., Riverwood International Corporation and Clayton, Dubilier & Rice, Inc.†
10.13
Management Stock Option Agreement, dated as of January 1, 2002, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.18 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.14
Management Stock Option Agreement, dated as of September 30, 2002, between Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.21 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.15
Form of Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan. Filed as Exhibit 10.15 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.16	2003 Riverwood Holding, Inc. Long-Term Incentive Plan.†
10.17	2003 Riverwood Holding, Inc. Directors Stock Incentive Plan.†
10.18
Riverwood Holding, Inc. 2002 Stock Incentive Plan. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.19
Agreement, dated as of November 18, 1999, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.18 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.20	Second Amended and Restated Employment Agreement, dated March 25, 2003, among Riverwood International Corporation, Riverwood Holding, Inc. and Stephen M. Humphrey.†
10.21
Amended and Restated Employment Agreement, dated as of January 1, 2002, among Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.10 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.22
Amendment No. 1, dated as of December 19, 2001, between Stephen M. Humphrey and Riverwood International Corporation, to the Promissory Note, dated November 18, 1999, by Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 11, 2002 (Commission File No. 1-11113), and incorporated herein by reference.

10.23
Promissory Note, dated as of November 18, 1999, by Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.24
Management Stock Option Agreement, dated as of March 31, 1997, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.2 to Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed May 9, 1997 (Commission File No. 1-11113), and incorporated herein by reference.
10.25
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and Jeffrey H. Coors.†
10.26
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and David Scheible.†
10.27
Employment Agreement, dated as of September 1, 1998, among Riverwood International Corporation, Riverwood Holding, Inc. and Daniel J. Blount. Filed as Exhibit 10.16 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.28
Employment Agreement, dated as of November 1, 1998, among Riverwood International Corporation, Riverwood Holding, Inc. and Steven D. Saucier. Filed as Exhibit 10.17 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.29
Amendment to Employment Agreement, dated as of March 18, 2003, between Riverwood Holding, Inc., Riverwood International Corporation, and Steven D. Saucier. Filed as Exhibit 10.22 to Riverwood Holding Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113) and incorporated herein by reference.
10.30
Employment Agreement, dated as of May 1, 2001, among Riverwood International Corporation, Riverwood Holding, Inc. and Wayne E. Juby. Filed as Exhibit 10.20 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 11, 2002 (Commission File No. 1-11113), and incorporated herein by reference.
10.31
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and Donald W. Sturdivant.†
10.32
Employment Agreement, dated as of September 30, 2002, among Riverwood International Corporation, Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.20 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.33
Management Stock Option Agreement, dated as of September 30, 2002, between Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.22 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
16.1
Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated June 11, 2002. Filed as Exhibit 16.1 to Riverwood Holding, Inc.'s Current Report on Form 8-K filed June 12, 2002 (Commission File No. 1-11113), and incorporated herein by reference.

18.1
Letter Re: Change in Accounting Principles. Filed as Exhibit 10.23 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
21.1	List of subsidiaries. Filed as Exhibit 21 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
23.1	Consent of PricewaterhouseCoopers LLP (for Riverwood Holding, Inc.).
23.2	Consent of PricewaterhouseCoopers LLP (for Graphic Packaging International Corporation).
23.3	Consent of Deloitte & Touche LLP.†
23.4	Consent of Debevoise & Plimpton (included in Exhibit 5.1).†
23.5	Consent of Holme Roberts & Owen LLP (included in Exhibit 8.1).†
24.1	Power of Attorney (included on the signature page to this registration statement filed on May 2, 2003).†
99.1	Opinion of Credit Suisse First Boston LLC. Attached as Annex C to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.
99.2	Opinion of Morgan Stanley & Co. Incorporated. Attached as Annex D to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.
99.3	Form of proxy card.†
99.4	Consent of Credit Suisse First Boston LLC.†
99.5	Consent of Morgan Stanley & Co. Incorporated.†

†
Previously filed

QuickLinks

EXPLANATORY NOTE
RIVERWOOD HOLDING, INC. GRAPHIC PACKAGING INTERNATIONAL CORPORATION SUPPLEMENT DATED JULY 24, 2003 TO PROXY STATEMENT/PROSPECTUS DATED JULY 17, 2003
RIVERWOOD HOLDING, INC. UNAUDITED RESULTS OF OPERATIONS (in thousands of dollars)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (in thousands, except per share data)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEET (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit Index